BEAR STEARNS ASSET BACKED SECURITIES I LLC

Bear Stearns ARM Trust 2006-1
Mortgage-Backed Notes, Series 2006-1

TERMS AGREEMENT

Dated: as of February 28, 2006

To:	BEAR STEARNS ASSET BACKED SECURITIES I LLC

Re:	Underwriting Agreement dated January 10, 2006

Underwriter: Bear, Stearns & Co. Inc.

Series Designation: Series 2006-1.

Class Designation Schedule of the Notes: Class A-1, Class A-2, Class A-3 and Class A-4 Notes.

Terms of the Certificates:

Class	Original Principal Amount	Interest Rate
Class A-1	$730,101,000	Adjustable Rate
Class A-2	$100,000,000	Adjustable Rate
Class A-3	$12,690,000	Adjustable Rate
Class A-4	$98,113,000	Adjustable Rate

The Notes purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in Appendix A to the Indenture, dated as of February 28, 2006, among Bear Stearns ARM Trust 2006-1, as issuing entity, Wells Fargo Bank, N.A., as securities administrator and U.S. Bank National Association, as indenture trustee.

Form of Notes Being Purchased by the Underwriter: Book-Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning on March 27, 2006.

Note Rating for the Notes Being Purchased by the Underwriter:

Ratings
Class	Fitch	Moody’s
Class A-1	AAA	Aaa
Class A-2	AAA	Aaa
Class A-3	AAA	Aaa
Class A-4	AAA	Aaa

Mortgage Assets: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Notes covered by this Agreement will be $ *  (plus $  *  in accrued interest).

Credit Enhancement: None other than the subordination described in the related Prospectus Supplement.

Closing Date: February 28, 2006

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Notes as set forth herein.

BEAR, STEARNS & CO. INC.

By:	/s/ Mary P. Haggerty
Name: Mary P. Haggerty
Title: Senior Managing Director

Accepted:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:	/s/ Joseph T. Jurkowski, Jr.
Name: Joseph T. Jurkowski, Jr.
Title: Vice President

Annex A

Mortgage Loan Schedule

[Available Upon Request]